LICENSE AGREEMENT

This license agreement (“Agreement”) is made as of this 22nd day of October, 2004 (“Agreement Date”), by and between

        AAT COMMUNICATIONS CORP., a New York corporation having an office 12444 Powerscourt Drive, Suite 300, St. Louis, Missouri 63131 (“LICENSOR”)

AND

        SKYBRIDGE WIRELESS, INC., a corporation having an office at 6565 Spencer Street, Suite # 205, Las Vegas, Nevada 89119 ("LICENSEE").

The property which is the subject of this Agreement are those portions of the realty and/or buildings or structures located thereupon which are owned or leased by LICENSOR, or which LICENSOR has a right to the use of, known as Southern Nevada Flow Plant 6A and located at 7180 East Washington Boulevard, Las Vegas, Nevada 89114 (“Premises”).

In consideration of the mutual covenants and obligations herein contained, Licensor and Licensee agree as follows:

1.     License. LICENSOR grants to LICENSEE a non-exclusive right to use the Premises for the installation and operation of the communications equipment (“Equipment”) described on Exhibit “A” attached hereto. LICENSEE is solely responsible for determining whether the Premises are suitable for its intended use.

2.     Installation. LICENSEE shall be responsible for obtaining all permits, licenses and other approvals required by any municipal, county, state or Federal governmental or regulatory body or agency, including a license issued by the Federal Communications Commission (“FCC”) and all necessary underground utility clearances, for the installation and operation of its Equipment at the Premises. Before commencing said installation, or any future modifications, LICENSEE shall seek LICENSOR’s approval of LICENSEE’s plans and specifications. Said plans and specifications shall include the type of antennas, antenna operating frequencies, utility plan for power, and such other information as the Premises’ Owner may require of the LICENSOR with respect to LICENSEE’s proposed installation of its Equipment. LICENSEE shall not commence to install its Equipment until prior approval has been obtained from LICENSOR and the Premises’ Owner and shall coordinate all such work with the Premises’ Owner. Subject to the approval of the owner of the Premises, such owner being both the United States and the Southern Nevada Water System (collectively, the “Premises’ Owner”), LICENSOR shall not unreasonably withhold its approval of said plans. The location at which the Equipment shall be installed shall be determined by LICENSOR, with consideration of LICENSEE’s needs and the requirements of Premises’ Owner. The Equipment shall be installed in accordance with LICENSOR’s technical standards as set forth on Exhibit “B” and principles of good workmanship. LICENSEE shall immediately notify LICENSOR and shall thereafter cooperate with and abide by the requirements of LICENSOR and the Premises’ Owner in the event archeological resources are discovered by LICENSEE during the installation of its Equipment. LICENSEE shall notify LICENSOR at least 48 hours prior to the commencement of installation of the Equipment. The Equipment and frequencies that are identified in Exhibit A are: (i) the only equipment and frequencies LICENSEE is authorized to use and operate under this Agreement; (ii) are to be used exclusively by LICENSEE and (iii) must be authorized by the FCC to provide Commercial Mobile Radio Service (“CMRS”) as defined by section 20.3 of the rules and regulations of the FCC, 47 C.F.R. § 20.3, at the location of the Premises. LICENSEE may not enter into any network sharing agreement at the Premises by either electrically or physically interconnecting the Equipment with communications equipment of third parties or, installing, operating or using any equipment for the purposes of sharing and/or supporting third party traffic on existing frequencies or other frequencies that have not been specified in this Agreement without prior written approval of LICENSOR. Any permitted network sharing will be subject to an increase in the license fee as determined by LICENSOR in its sole discretion.

3.     Interference. LICENSEE represents and warrants that the Equipment shall not (i) cause interference to the electronic equipment and/or television or radio reception of Premises’ Owner and residents/tenants of the Premises, (ii) cause interference to the communications equipment of other users of the Premises existing as of the date of installation of LICENSEE’s Equipment or (iii) create a nuisance at or upon the Premises. LICENSEE shall cooperate with LICENSOR to the extent reasonably necessary to determine the source of any interference believed to be emanating from systems operating at the Premises. If LICENSEE’s Equipment is determined to be the cause of any such interference, and such interference cannot be eliminated within 48 hours after receipt of notice thereof from LICENSOR, LICENSEE shall discontinue use of the Equipment (except for intermittent operation for the purpose of testing following any remedial measures) and use diligent efforts to correct the interference. LICENSOR represents that the agreements executed by and between LICENSOR and future users of the Premises shall include language substantially similar to the foregoing.

4.     Access. LICENSEE and its employees, agents and contractors shall have access to the compound at the Premises during normal working hours on normal business days, upon one (1) days prior notice to LICENSOR, only for the purposes of installing, operating, maintaining, repairing and removing the Equipment. In the event of emergency or equipment malfunction, access shall be granted at any time, subject to the security, safety and identification procedures of Premises’ Owner. LICENSEE and those persons making access to the Premises on behalf of LICENSEE pursuant to the terms and conditions of this Agreement, shall keep the Premises fully secured at all times by locking the existing gate to the fence which protects Flow Station 6A of the Robert B. Griffith Water Project, within which area the Premises is located.

The Premises’ Owner and their officers, agents, employees, successors or assigns shall at all times have ingress to and egress from the areas in which LICENSEE’s Equipment is located.

5.     Term. A. This Agreement shall become effective upon (i) the date upon which LICENSEE begins the installation of its Equipment or (ii) November 1, 2004 whichever is earlier, the (“Commencement Date”) and shall continue in effect for a term of four (4) years (the “Initial Term”), unless terminated prior to the expiration of said term in accordance with the provisions of Paragraph 18. B. Provided that (i) LICENSEE is not in default hereunder, (ii) this Agreement has not expired or been terminated, (iii) LICENSOR has renewed any underlying site agreement with Premises’ Owner for a sufficient period of time and (iv) LICENSEE has not notified LICENSOR at least 180 days prior to the expiration of the then-current term of its desire not to renew the term, this Agreement shall automatically renew under the same terms and conditions for two (2) additional three (3) year terms, subject to the increase in the license fee provided in Paragraph 6 hereof.

C.     LICENSEE shall have no right to hold over at the Premises beyond the expiration of this Agreement.

D.     Notwithstanding anything to the contrary contained herein, this Agreement shall terminate upon the expiration or earlier termination of the Underlying Agreement.

6.     License Fee. A. As compensation for the rights granted hereunder, LICENSEE shall pay to LICENSOR an annual license fee of Twelve Thousand Dollars ($12,000.00) for the first year of the term, payable in monthly installments of one-twelfth each, beginning on the Commencement Date. All license fee payments due hereunder shall be paid in advance and shall be due on or before the first day of each month. In the event the Commencement Date is other than the first day of the month, the license fee for the first and last months of the term hereof shall be apportioned accordingly. At each anniversary of the Commencement Date, during the initial term and any renewal terms, the annual license fee payable by LICENSEE shall automatically increase by four percent (4%).

7.     Responsibility for Equipment. The Equipment shall remain the personal property of LICENSEE, and LICENSEE agrees that neither LICENSOR nor Premises’ Owner shall have any responsibility for the care and protection thereof. LICENSEE shall mark all of its Equipment (including but not being limited to antennas, cables and equipment cabinets) with weatherproof tags or plates identifying LICENSEE as the owner and/or operator thereof and shall keep, operate and maintain said Equipment in a safe condition and in good repair so as not to cause injury or damage or interfere with the proper use and operation of any property or facilities and work, of the Premises’ Owner. In addition, LICENSEE shall maintain those areas of the Premises upon which its Equipment is located in a safe, orderly and sanitary manner in accordance with standards which may be promulgated by the Premises’ Owner.

8.     Electrical. The electricity consumed by LICENSEE’s Equipment shall be an expense to LICENSEE. LICENSEE will make arrangements with the electric utility company to have a separate electric service (billed to and paid directly by LICENSEE) installed upon the Premises solely for the purpose of supplying electrical power to the LICENSEE’s Equipment. LICENSEE shall provide LICENSOR with proof that said meter has been installed within thirty (30) days of such installation.

9.     Compliance with Laws. The Equipment shall, at all times during the initial term and any renewals, be installed, operated and maintained by LICENSEE in accordance with all laws, codes, rules, regulations, orders and requirements of all local, county, state and Federal governmental and regulatory bodies and agencies, including, but not being limited to, all rules, regulations and orders of the FCC and the Occupational Safety & Health Administration (“OSHA”). In accordance with and/or in addition to the foregoing, LICENSEE shall comply with all federal, state and local laws and regulations pertaining to water quality, pollution content, environmental protection and the use of pesticides and herbicides. Within 10 days after the Commencement Date, LICENSEE shall provide LICENSOR with a copy of the license issued by the FCC for the Equipment. In addition, LICENSEE shall post a copy of said FCC license at the Premises, in the location designated by LICENSOR.

A.     10. RF Emissions. A. RF Compliance. LICENSEE will have the sole responsibility at its sole cost and expense for ensuring that the Equipment does not at any time cause Radio Frequency (“RF”) emissions at the Premises to exceed the occupational exposure limits established by the RF standards at the compound and the general population/uncontrolled exposure limits established in the RF standards at all other areas of the Premises either by itself or in conjunction with other RF sources affecting the Premises. LICENSEE will coordinate with other licensees that have installed equipment at the Premises to the extent necessary to ensure compliance with the RF standards. LICENSEE will ensure that LICENSEE and its employees, agents and contractors will have proper occupational training in the RF standards, including, without limitation, training with regard to the risks of RF exposure and the means by which any risks may be minimized. LICENSEE will maintain technical information supporting its compliance with the RF standards, and will make such information available to LICENSOR promptly upon LICENSOR’s request.

B. Evidence of Noncompliance. In the event that LICENSEE discovers any noncompliance with the RF standards at the Premises, Licensee will notify LICENSOR immediately and describe the steps taken to immediately come into compliance. In addition, LICENSEE will notify LICENSOR in the event that there are other licensees operating equipment at the Premises that fail to cooperate in addressing RF exposure issues. If LICENSOR notifies LICENSEE that it has determined that the Equipment is the source of or contributes to RF emissions in excess of the RF standards at the Premises, then LICENSEE will take all necessary actions, including powering down the Equipment or ceasing operations, to immediately bring the Equipment and the Premises into compliance with the RF standards and to demonstrate such compliance to LICENSOR.

C.     Reduction of RF Levels. LICENSEE will cooperate with LICENSOR in reducing RF exposure to maintenance personnel by powering down the Equipment or ceasing operations, as necessary, during periods of maintenance at a the Premises. LICENSOR will provide LICENSEE with as much advance notice of any such maintenance as is reasonably available.

D.     RF Studies. LICENSOR will have the right to conduct RF studies at the Premises to ensure compliance with the RF standards by LICENSEE and all other licensees at the site. In the event an RF study determines that the Premises exceeds the RF standards, and identifies the LICENSEE’s Equipment as the primary cause, or is contributing factor of, the Premises exceeding the RF Standards, LICENSEE shall compensate LICENSOR for the cost of the RF study or pay to LICENSOR a prorate portion of the cost of the RF Study relative to other contributing licensees. LICENSEE will pay the cost within thirty (30) days of receipt of an invoice from LICENSOR.

11.     Environmental. A. LICENSEE shall comply with all applicable federal, state and local laws and regulations and the United States Department of the Interior, Bureau of Reclamation (hereinafter referred to as “Reclamation”) policies and instructions, existing or hereafter enacted or promulgated, concerning any hazardous material that will be used, produced, transported, stored or disposed of on or in lands subject to this document.

B.     “Hazardous material” means any substance, pollutant or contaminant listed as hazardous under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq:, and the regulations promulgated pursuant to that act.

C.     LICENSEE shall not contaminate, nor allow any officer, agent, employee, contractor or invitee of LICENSEE to contaminate lands, waters or facilities subject to this document with hazardous materials; provided, however, that LICENSEE shall not be responsible for acts or omissions of the United States or its officers, contractors, agents and employees.

D.     LICENSEE shall report to Reclamation, within 24 hours of its occurrence, any event which may or does result in pollution or contamination adversely affecting lands, waters or facilities subject to this document. E. Violation of any of the provisions of this Paragraph 11 shall constitute grounds for immediate termination of this Agreement and shall make LICENSEE liable for the cost of full and complete remediation and/or restoration of any federal resources or facilities that are adversely affected as a result of the violation.

12.     Insurance. At all times during the initial term and any renewal terms, LICENSEE shall carry insurance protecting itself, LICENSOR and Premises’ Owner against all claims, demands, judgments, liabilities and losses which may be made against or suffered by them as a result of (i) LICENSEE’s use of the Premises, (ii) the installation, operation or presence of the Equipment at the Premises, or (iii) any act, omission or negligence of LICENSEE or its employees, agents or contractors while on or in the vicinity of the Premises. The insurance required to be obtained and maintained by LICENSEE shall be as follows:

•     All Risk property insurance in the amount of the Equipment's replacement cost;
•     Commercial general liability insurance: $1 million for injury or death, any one occurrence; $1 million for damage to property, any one occurrence; $2 million excess/umbrella coverage;
•     Automobile liability insurance in the amount of $1 million; and
•     Employer’s Liability, worker’s compensation and disability insurance covering employees in the amounts required under applicable laws.

Within 10 days after LICENSEE’s execution of this Agreement and on each anniversary of the Commencement Date during the initial term and any renewal terms, LICENSEE shall provide LICENSOR with current certificates of insurance, evidencing that LICENSEE has obtained the requisite coverages in the mandated amounts, that LICENSOR and Premises’ Owner are named as additional insureds thereunder, and that such policies cannot be cancelled or amended without at least 30 days’ prior notice to LICENSOR and Premises’ Owner.

13.     Hold Harmless. LICENSEE shall indemnify, defend and hold LICENSOR and Premises’ Owner harmless from and against all losses, damages, fines, penalties, claims, costs, expenses and liabilities (including costs of defense and reasonable attorneys’ fees) which are suffered by, levied upon or brought against either (or the employees, agents or contractors of either) as a result of (i) the installation, operation, presence, use, maintenance or removal of the Equipment at the Premises; (ii) any act, omission or negligence of LICENSEE or its employees, agents or contractors while on or in the vicinity of the Premises; (iii) any allegation of interference which is caused by, or is alleged to have been caused by, the Equipment; (iv) any allegation of exposure to RF emissions originating, in whole or in part, from the Equipment; or (v) the release, presence, use or disposal of Hazardous Materials or RF emissions on or in the vicinity of the Premises by LICENSEE or any employee, agent or contractor of LICENSEE. In addition, LICENSEE shall reimburse the Premises’ Owner for all damages to works or property of the Premises’ Owner arising out of the installation, operation, maintenance or removal of LICENSEE’s Equipment at the Premises. LICENSEE shall promptly pay any bills rendered by the Premises’ Owner for such damages. LICENSEE hereby releases the United States of America (the “United States”), its officers, agents, employees and assigns from any claims for damages to structures, improvements or works of LICENSEE resulting from seepage or flooding or other damage as a result of construction, reconstruction, operation or maintenance of any of the facilities and works of the United States, excepting claims cognizable under the Act of June 25, 1948 (62 Statute 892), as amended (Federal Tort Claims Act). The provisions of this Paragraph shall survive the expiration or earlier termination of this Agreement.

14.     Removal of Equipment. Within a period of 20 days following the expiration or termination of this Agreement, LICENSEE shall (i) remove the Equipment and all cables, components and other property of LICENSEE from the Premises, (ii) repair any damage to the Premises caused by such removal and (iii) restore those portions of the Premises upon and/or within which the Equipment was located to the condition which existed as of the Commencement Date. Any equipment, cabling, components or other property of LICENSEE remaining on the Premises after the expiration of the aforestated period shall be deemed to have been abandoned and may be disposed of as LICENSOR sees fit. LICENSEE shall reimburse LICENSOR for all expenses incurred by LICENSOR in removing and disposing of any such abandoned property of LICENSEE. Should LICENSEE fail to commence to repair any damage to the Premises or to restore the Premises to the original condition within the aforestated period, LICENSOR may, at its option, have such repair and/or restoration performed, and LICENSEE shall reimburse LICENSOR for all such expenses incurred by LICENSOR.

15.     Casualty. In the event fire or other calamity (“Casualty”) causes a total destruction of the Premises, this Agreement shall automatically terminate as of the date of such Casualty. In the event of Casualty causing damage to the Premises comprising less than a total destruction thereof, LICENSEE may terminate this Agreement if the Premises are not restored to a condition which permits for the operation of the Equipment thereupon within 90 days from the date of Casualty. The license fee payable by LICENSEE hereunder shall abate for such period of time as LICENSEE is unable to use the Premises as a result of any Casualty.

16.     Condemnation. If the Premises or any portion thereof is condemned or subjected to a taking by any governmental authority with the power of eminent domain, this Agreement shall terminate as of the date upon which LICENSEE is required to remove its Equipment from the Premises. LICENSEE shall be entitled to seek its own award from the condemning authority only to the extent such award does not result in a diminution of the awards payable to LICENSOR and Premises’ Owner. In the event the Premises’ Owner wishes to construct or relocate any structures or facilities across, over, under or upon the Premises, and such construction is made more expensive by reason of the existence of LICENSEE’s Equipment thereon, LICENSEE shall, within the time set forth within the notice from LICENSOR informing LICENSEE of such circumstances, either (i) make payment to the Owner(s) for its pro-rated share (as determined by LICENSOR) of such additional expense, (ii) remove or adapt its Equipment in coordination with LICENSOR’s plan to accommodate the structures and facilities of the Premises’ Owner or (iii) terminate this Agreement and remove its Equipment from the Premises. LICENSEE shall bear any costs to the Owner(s) occasioned by the failure of LICENSEE to make an election in accordance with the foregoing within the time limits set forth in the aforementioned notice from LICENSEE to LICENSEE.

17.     Default. The occurrence of the following events shall constitute an event of default hereunder:

    (i)        the failure of either party to comply with any of the provisions of this Agreement or to faithfully and timely perform all of the duties and obligations of such party hereunder (a “Non-Monetary Default”); or
    (ii)        the failure of LICENSEE to pay, when due, the license fee or any other amounts owed LICENSOR hereunder (a “Monetary Default”).

18.     Termination. A. This Agreement may be terminated under the following circumstances:

    (i)        immediately, by the non-defaulting party, in the event of a Non-Monetary Default which the party in default has failed to cure within 20 days of receipt of notice from the non-defaulting party of the existence of said default;
    (ii)        immediately, by LICENSOR, upon LICENSEE’s failure to make full payment of any amounts owed hereunder within 5 days of LICENSEE’s receipt of notice from LICENSOR declaring LICENSEE to be in Monetary Default;
    (iii)        immediately, by either party, if LICENSEE is unable to eliminate any interference caused by its Equipment within a period of 20 days following LICENSEE’s receipt of notice from LICENSOR of the existence of such interference in accordance with the terms of Paragraph 3. hereof, provided that LICENSEE may only terminate under this subparagraph if LICENSEE has used diligent efforts to correct such interference;
    (iv)        immediately, by LICENSOR, in the event the Equipment is determined to be the source of RF emissions in excess of the RF Standards and LICENSEE has failed to minimize such RF emissions to an acceptable degree within the earlier of the time limit established by (a) the FCC, (b) LICENSOR and (c) Premises’ Owner;
    (v)        immediately, by LICENSEE in the event of interference to the Equipment caused by the equipment of any other party as documented in an intermodulation study reasonably acceptable to LICENSOR, whether on the Premises or elsewhere, which is not minimized to an acceptable degree within 20 days following LICENSOR’s receipt of notice from LICENSEE of the existence of such interference;
    (vi)        immediately, by LICENSEE in the event any license, permit or other governmental approval required for the installation or operation of the Equipment is withheld, revoked or withdrawn, other than as a result of LICENSEE’s acts or negligence. B. In the event of a Non-Monetary Default by either party hereunder which cannot reasonably be cured within the time period set forth in section (i) of Part A of this Paragraph 18, the time for curing such default shall be extended for such period of time as may be reasonably necessary to complete such curing, provided the party in default proceeded promptly to cure same and thereafter diligently pursues such curing to completion.

C.     Following the effective date of termination of this Agreement in accordance with any of the foregoing, neither party shall have any further obligation or liability hereunder, other than as may be specifically set forth herein. Nothing will relieve either party from any obligations that arose prior to such termination.

19.     Contractors. A. Any and all contractors hired by LICENSEE to install the Equipment or perform any other work at the Premises (“Licensee’s Contractors”) shall be subject to the approval of LICENSOR. Such approval shall not be unreasonably withheld or delayed, subject, however, to any requirements of Premises’ Owner with respect to access to the Premises and/or work to be performed thereupon. B. Each of Licensee’s Contractors shall be required to obtain insurance protecting itself, LICENSEE, LICENSOR and Premises’ Owner against any and all claims, losses, damages or costs which may arise out of or result, directly or indirectly, from (i) the activities of said Licensee’s Contractor at the Premises or (ii) the acts or negligence of said Licensee’s Contractor or its employees. The insurance required to be obtained and maintained by each of Licensee’s Contractors shall be as follows:

•     Commercial general liability insurance: $1 million for injury or death, any one occurrence; $1 million for damage to property, any one occurrence; $2 million excess/umbrella coverage;
•     Automobile liability insurance in the amount of $1 million; and
•     Employer’s Liability, worker’s compensation and disability insurance covering employees in the amounts required under applicable laws.

Prior to commencing work at the Premises, each of Licensee’s Contractors shall provide LICENSOR with current certificates of insurance, evidencing that it has obtained the requisite coverages in the mandated amounts; that LICENSEE, LICENSOR and Premises’ Owner are named as additional insureds thereunder; and that such policies cannot be cancelled or amended without at least 10 days’ prior notice to the parties named thereunder as additional insureds.

C.     Notwithstanding the foregoing, LICENSEE agrees to accept all responsibility and liability for all actions of Licensee’s Contractors and to indemnify and hold LICENSOR and Premises’ Owner harmless from and against any and all claims, losses, damages or costs for which LICENSOR and Premises’ Owner are not fully reimbursed pursuant to Part B of this Paragraph 19.

20.     Assignment. A. Provided that (i) LICENSEE is not in default hereunder, (ii) that LICENSEE gives written notice of its intention to assign its rights hereunder at least 10 days prior to the effective date thereof and (iii) the assignee agrees to assume all of LICENSEE’s obligations hereunder (including those due and owing as of the effective date of assignment), LICENSEE shall have the right to assign its interest in this Agreement to any parent, subsidiary or affiliate of LICENSEE; any entity with which or into which LICENSEE is merged or consolidated; or to any corporation which acquires 51% or more of LICENSEE’s assets. B. Any assignment hereof by LICENSEE other than pursuant to the terms of Part A of this Paragraph 20 shall be subject to the written approval of LICENSOR. Any request for such approval shall be made in writing, at least 45 days in advance of the effective date of assignment, and shall include the net worth of the assignee as of the last day of the most recent quarter of said assignee’s business year. LICENSOR shall not unreasonably withhold such approval, subject, however, to the assignee’s agreement to accept all obligations of LICENSEE hereunder (including those due and owing as of the effective date of assignment). C. LICENSEE shall not sublicense all or any part of its rights or obligations hereunder.

21.     Controversies. A. Subject to the provisions of Paragraphs 17 and 18 hereof, and in the event the amount in controversy or claimed as damages is less than $25,000, all controversies with respect to this Agreement or the rights, duties or obligations of the parties hereunder shall be settled by arbitration conducted by one arbitrator of the American Arbitration Association in the County in which the Premises is located under the Rules of Commercial Arbitration (the “Rules”) as they exist at the time demand is made therefor. The cost of said arbitration and all fees associated therewith shall be paid in accordance with the Rules. B. In the event the amount in controversy or claimed as damages is equal to or greater than $25,000, the party making demand for same shall have the option of either making demand for arbitration in accordance with the provisions of Part A of this Paragraph 21 or seeking relief from an appropriate court having jurisdiction over the subject matter and parties. C. All arbitration proceedings conducted in accordance herewith shall be held in accordance with the laws of the State in which the Premises is located.

D.     Notwithstanding the foregoing, the parties agree that all disputes arising under the underlying site agreement between LICENSOR and the United States (the “Underlying Agreement”) shall be subject to an administrative decision by the Regional Director, Bureau of Reclamation. If any non-federal party is not satisfied with the Regional Director’s decision, it shall have the right to appeal the decision to the Commissioner, Bureau of Reclamation, within thirty (30) days from the date of the Regional Director’s decision. Unless otherwise provided in the Commissioner’s decision, the Commissioner’s decision will be deemed final agency action for purposes of judicial review under the Administrative Procedures Act, 5 U.S.C. 704.

22.     Taxes. LICENSEE will have the sole responsibility to pay any personal property, real estate taxes, assessments, or charges owed on a Premises as the result of LICENSEE’s use of the Premises and/or the installation, maintenance, and operation of the Equipment and any sales tax imposed on the license fee notwithstanding anything contained in of this Agreement. In the event that the LICENSOR pays real estate taxes at the Premises, LICENSEE will also pay a pro rata portion of any increase in such real estate taxes that occurs after the installation of the equipment based on the total number of licensees who have installed equipment at the Premises at the time of the increase upon receipt of documentation of such increase by Licensor. LICENSEE will also be solely responsible for the payment of any taxes, levies, assessments and other charges imposed including franchise and similar taxes imposed upon the business conducted by LICENSEE. Notwithstanding the foregoing, LICENSEE will not have the obligation to pay any tax, assessment, or charge that LICENSEE is disputing in good faith in appropriate proceedings prior to a final determination that such tax is

LICENSOR:	AAT Communications Corp.
12444 Powerscourt Drive
Suite 300
Attn.: Director, Contract Administration

With copy to:	AAT Communications Corp.
12444 Powerscourt Driv
Suite 300
St. Louis, Missouri 63131
Attn.: General Counsel

LICENSEE:	SkyBridge Wireless, Inc.
6565 Spencer Street
Suite #205
Las Vegas, NV 89119
Attn.: Jason Neiberger

Each of the parties may change its address as set forth above by delivering to the other written notice of such change in accordance with the foregoing.

IN WITNESS WHEREOF, the parties hereto agree to be bound by the terms of this Agreement as of the Commencement Date.

Accepted by: LICENSOR	Accepted by: LICENSEE
AAT COMMUNICATIONS CORP	SKYBRIDGE WIRELESS, INC.
By: /s/ AAT COMMUNICATIONS CORP	By: /s/ Jason Neiberger
Name: AAT COMMUNICATIONS CORP	Name: Jason Neiberger
Title: _______________________	Title: President
Date: October 22, 2004	Date: October 22, 2004
Attest: _____________________	Attest: _____________________
Print Name: _________________	Print Name: _________________

EXHIBIT “A”
Licensee’s Equipment

Call Sign: ______________

Antennas:

TYPE & QUANTITY	MAKE	MODEL NO.	MOUNTING HEIGHT	SIZE
2 TX/RX	Gariel	HES2-220A	56'	24" D
4 TX/RX	Motorola/Trango	5800 AP/	56'	12" L x 8" W x 3" D
Access 5830
4 TX/RX	Trango	M900S	56'	12" L x 8" W x 3" D
2 TX/RX	Decibel Products	DB977H90N-S	56'	42" L x 6" W x 3" D

Transmit/Receive Antenna Cables:

Quantity: 12Diameter:
8 @ ¼” and 4 @ ½"

Length: ______'

Permitted Operating Frequency of Equipment:

TX Frequencies:	902-928 MHz, 2400-2483 GHz, 5.250-5.350 GHz, 5.725-5.850 GHz, 22.025-23.575 GHz

RX Frequencies:	902.928 MHz, 2.400-2.483 GHz, 5.250-5.350 GHz, 22.025-23.575 GHz

Base Stations:

Manufacturer: Motorola
Model No.: Canopy
Dimensions: 14" L x 4" W x 4" D
Power Output: 14 watts

Manufacturer: MapleNet
Model No.: BWR-1000
Dimensions: 14" L x 4" W x 4" D
Power Output: 14 watts

Manufacturer: Proxim
Model No.: Tsunami
Dimensions: 24" L x 24" W x 12" D
Power Output: 95 watts

Power Requirement: 100 v 100 amps / Duty Cycle: _______________

To be installed in Licensee provided Tower Mounted box to occupy floor space of no more than three (3) square feet and a Ground box to occupy floor space of no more than four (4) square feet.

Effective Radiated Power of Licensee’s Equipment: 14 watts

EXHIBIT “B”

Technical Standards

I. General
1)     All installation crews must have in their possession an installation diagram issued to them by AAT prior to work beginning.

The following will not be permitted without the written consent of AAT:
1) Any equipment without FCC type acceptance.
2) Change in operating frequencies.
3) Open rack mounted receivers and transmitters.
4) Relocation of equipment after installation.

II.Radio Frequency Interference Protective Devices
1) 30-76 MHz
Isolators-minimum of 30dB
TX cavity-minimum of 20dB rejection at +/- 1MHz
2) 130-174 MHz
Single Stage Isolators-minimum of 30dB
TX cavity-minimum of 25dB rejection at +/- 1MHz
3) 406-512 MHz
Single Stage Isolators-minimum of 30dB
TX cavity-minimum of 25dB rejection at +/- 1 MHz
4) 800-1000 MHz
Single Stage Isolators-minimum 30dB
TX cavity-minimum of 20dB rejection at +/- 5 MHz

* Harmonic Filters are also required with single or dual stage isolators.

III.Antenna and mounts must be:
1) Mounted only on approved side arms or other specified mount and only one per mount unless authorized by AAT.
2) All mounting hardware must be hot dipped galvanized or non-corroding metal.
3) Tagged with weatherproof labels showing manufacturer, model, frequency range, and owner.
4) Grounded at (1) tower mount (2) base of tower and (3) cable port entry.
5) Connections to be taped with stretch vinyl tape (Scotch #33 or equivalent) Skotchkoted (including pigtails).
6) Antennas with corroded or oxidized elements must be repaired or replaced.
7) Unless otherwise authorized by AAT, all antennas must be enclosed in fiberglass radomes.
8) Mounting pipes must be cut such that they do not extend into the antenna radiating element.
9) Any rusted, corroded or damaged hardware must be replaced.

IV.Tower
1) No welding or drilling of any Tower members will be permitted.

V.Cable
1) All antenna lines to be jacketed heliax or (equivalent), ½” or greater. Cable size must conform to agreement technical specifications.
2) No kinked or cracked cable.
3) Any cable fasteners exposed to weather must be nylon ultraviolet resistant type or stainless steel when installed on tower.
4) All transmit interconnecting cables/jumpers must be solid copper outer conductor (1/2” superflex or equivalent), not to exceed 8’ in length where practical.
5) All used and unused lines must be tagged at both ends showing termination points.
6) Where no troughs or cable trays exist, all cable must be secured at not less than 3‘intervals.
7) All transmission lines must be grounded immediately before making the bend under the waveguide bridge with professional grounding kits made specifically for this purpose.
8) All antenna cables must be secured to existing uni-strut or cable trays when provided, using metal clamps designed for 1-5/8", 1-1/4", 7/8” and ½"
9) Drip loops shall be incorporated in the runs to prevent water from trickling down the lines into the building.

VI.Connectors
1) Must have Teflon inserts, UHF or N type, including chassis/bulkhead connectors.
2) Must be properly fabricated (soldered if applicable) if field installed. Crimp connectors are not acceptable.

VII.Receivers
1) No RF pre-amps permitted in front end unless authorized in writing by AAT.
2) All chassis shields must be in place.

VIII.Transmitters
1) Must meet original manufacturer’s specifications.
2) All chassis must be in place.
3) Must be tagged with Licensee’s name, equipment model, serial number and operating frequencies.
4) All power amplifiers must be shielded.
5) Photocopy of FCC license must be enclosed in protective plastic cover and attached to front of transmitter cabinet.

IX.Cabinets
1) Must be grounded to building ground system.
2) All doors must be on and closed.
3) All unused holes larger than 1” must be covered with copper screen or solid metal plates.

X.Installation Procedures
1) Installation may take place only after AAT has approved of the date and time, and only during normal working hours, unless otherwise authorized in writing.
2) Licensee must fax an as-built sketch detailing actual location of equipment to AAT at 732-404-9360 promptly upon completion of installation.

XI.Miscellaneous
1) All installations must be maintained in a neat and professional manner.
2) Doors to equipment and antenna spaces shall be closed and locked at all times.
3) Access to equipment and antennas shall be by authorized personnel only, and only for purposes of installation, maintenance, repair and removal.
4) Any other requirements and/or specifications contained within the text of this Agreement.